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                                                                      EXHIBIT 21


        SUBSIDIARIES OF FIRST INDIANA CORPORATION AND FIRST INDIANA BANK

     First Indiana Corporation has the following wholly owned subsidiaries, which are organized under the laws of the United States:


Name                                        State of Incorporation or Formation

   First Indiana Bank                         Indiana

   Somerset Financial Services, L.L.C.        Indiana


     First Indiana Bank has the following direct and indirect subsidiaries:



Name                                        State of Incorporation or Formation

   First Indiana Investor Services            Indiana

   One Mortgage Corporation                   Indiana

   One Investment Company, L.L.C.             Delaware

   One Investment Partners, L.L.C.            Delaware

   Pioneer Service Corporation                Indiana